Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Contacts:
Media (North America): Jon Harris, +1.630.598.8727
Media (International): Joost den Haan, +31.30.297.2297
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE RECEIVES BINDING OFFER OF €1.275 BILLION FROM UNILEVER
FOR ITS GLOBAL BODY CARE BUSINESS

Company plans to use proceeds to invest in core businesses and repurchase stock;
Board authorizes a $1.0 billion share repurchase program

DOWNERS GROVE, Ill. (September 25, 2009) – Sara Lee Corp. (NYSE: SLE) announced today it has received a binding offer of €1.275 billion from Unilever to acquire its global body care and European detergents businesses. Where permissible, Sara Lee has agreed to accept the binding offer upon satisfaction of certain conditions. In fiscal 2009, these businesses generated annual sales of approximately €750 million ($1.0 billion) and accounted for approximately 55% of the adjusted operating segment income1 for the International Household and Body Care business. The global body care and European detergents businesses encompass a wide variety of popular brands, including Sanex, Radox and Duschdas.

The proposed transaction, which is subject to customary closing conditions and regulatory clearances, is anticipated to close during calendar year 2010. Sara Lee will consult with relevant works councils during the process. The company has also received significant interest in the remainder of its household business and is continuing to pursue divestiture options for this business, which includes air care, shoe care, insecticides and non-European cleaning brands.

“The divestiture of body care and European detergents would advance our strategy to concentrate on our core food and beverage businesses where we enjoy a strong competitive position and where we can generate superior shareholder returns,” said Brenda C. Barnes, chairman and chief executive officer, Sara Lee Corp. “We intend to use proceeds from the divestiture to invest for growth in our core businesses and to repurchase stock.”

Barnes added, “Receiving an offer from a leading company like Unilever reflects the high quality talent, strong consumer recognition of our leading brands, and the significant growth potential of these businesses.”

[1]	Constitutes a non-GAAP financial measure. See the reconciliation to the most comparable U.S. generally accepted accounting principle measure at the end of this release.

The company also announced that its board of directors has authorized a $1.0 billion share repurchase program. This is in addition to the 13.5 million share authorization (approximately $150 million based on the recent market price) remaining under the prior share repurchase program. The company reiterated that its board intends to maintain the current quarterly dividend of $.11 for the next four quarters, regardless of the timing of dispositions. Sara Lee intends to maintain a credit profile consistent with a strong investment grade credit rating.

Sara Lee’s International Household and Body Care business generated approximately €1.5 billion ($2.0 billion) in sales in fiscal 2009. The remainder of its household business, which is not included in the proposed transaction, includes the Ambi Pur air care brand, Kiwi shoe care, Ridsect insecticides and White King bleach brands.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

About Unilever
Unilever’s mission is to add vitality to life. They meet everyday needs for nutrition, hygiene and personal care with brands that help people feel good, look good and get more out of life. Unilever is one of the world’s leading suppliers of fast moving consumer goods with strong local roots in more than 100 countries across the globe. Its portfolio includes some of the world’s best known and most loved brands including thirteen €1 billion brands and global leadership in many categories in which the company operates. The portfolio features brand icons such as Knorr, Wall’s, Flora, Dove, Lynx, Persil, Marmite and Pot Noodle. Unilever has around 174,000 employees in approaching 100 countries and generated annual sales of €42 billion in 2008. More information about Unilever and its brands can be found at www.unilever.com.

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International Household and Body Care
Reconciliation of Adjusted Operating Segment Income Before Depreciation and Amortization
(in millions)
Fiscal 2009
Operating Segment Income	$242

Increase in operating segment income from:
Depreciation	35
Amortization	8
Significant Items (1)	10

Adjusted Operating Segment Income before Depreciation and Amortization (2)	$295

(1) “Significant items” are income or charges that management believes have had a significant impact on the earnings of the segment, are not indicative of the segment’s core operating results and affect comparability from period to period. For fiscal 2009, these items included charges for exit activities, asset and business dispositions; transformation and Project Accelerate costs;
and income from benefit plan curtailment gains.

(2) The term “adjusted operating segment income before depreciation and amortization” excludes from operating segment income as reported the impact of depreciation, amortization and significant items.

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